Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MEDTRONIC, INC.,
MEDTRONIC SOFAMOR DANEK, INC.,
ENGLAND MERGER CORPORATION
and
OSTEOTECH, INC.
Dated as of August 16, 2010

-i-

-ii-

Glossary of Defined Terms

Defined Terms	Defined in Section
409A Authorities	Section 3.09(p)
Acquisition Proposal	Section 8.09(a)
Affiliate	Section 8.09(b)
Aggregate Consideration	Section 8.09(c)
Agreement	Preamble
AJCA	Section 3.09(p)
Alternative Per Share Consideration	Section 8.09(c)
Alternative Transaction	Section 7.03(b)
Annual Meeting	Section 5.04(b)
Anti-Bribery Laws	Section 3.20(a)
Associate	Section 8.09(b)
beneficial ownership	Section 8.09(d)
Book-Entry Shares	Section 2.02(b)
Business Day	Section 8.09(e)
Certificate of Merger	Section 1.02
Certificates	Section 2.02(b)
Closing	Section 1.02
Code	Section 1.08
Company	Preamble
Company Acquisition Agreement	Section 7.03(b)(i)
Company Board	Recitals
Company Employees	Section 5.07(a)
Company Financial Advisor	Section 3.08
Company Partner	Section 3.17(b)
Company Rights Plan	Recitals
Company SEC Reports	Section 3.05(a)
Company Securities	Section 3.02(a)
Company Stockholders	Section 8.09(f)
Confidentiality Agreement	Section 5.02(b)
Corporation Law	Recitals
Data Protection Laws	Section 5.18
Disclosure Letter	Article III Preamble
Dissenting Shares	Section 2.01
EDGAR	Article III Preamble
Effective Time	Section 1.02
End Date	Section 8.09(g)
End Date Certificate	Section 8.09(h)
Environmental Laws	Section 3.13(d)(i)
Environmental Liabilities	Section 3.13(d)(ii)
Environmental Permits	Section 3.13(b)
ERISA	Section 3.09(a)
ERISA Affiliate	Section 3.09(c)

-iii-

Defined Terms	Defined in Section
Exchange Act	Section 3.04
Existing Restricted Stock Units	Section 2.04(b)
Existing Stock Options	Section 2.04(a)
FDA	Section 3.17(a)
FDCA	Section 3.17(f)
Fee	Section 8.09(i)
Foreign Antitrust Laws	Section 5.05(a)
GAAP	Section 3.05(b)
Government Official	Section 8.09(k)
Governmental Entity	Section 8.09(j)
Hazardous Materials	Section 3.13(d)(iii)
HCT/P	Section 3.17(f)
HSR Act	Section 5.05(a)
Indemnified Person	Section 5.06(a)
Intellectual Property	Section 3.14(a)
Intervening Event	Section 5.02(e)(i)
knowledge	Section 8.09(l)
Laws	Section 3.12
Licensed Intellectual Property	Section 3.16(a)(iv)
Material Adverse Effect	Section 8.09(m)
Material Contract	Section 3.16(a)
Medical Device	Section 3.17(f)
Merger	Section 1.01
Merger Consideration	Section 8.09(n)
Merger Sub	Preamble
MSD	Preamble
Nonqualified Deferred Compensation Plan	Section 3.09(p)
NOTA	Section 3.17(f)
Notice Period	Section 5.02(e)(i)
Notice of Superior Proposal	Section 5.02(e)(ii)
OFAC	Section 3.26
OFAC Regulations	Section 3.26
Opinion	Section 3.22
Parent	Preamble
Parent Benefit Plan	Section 5.07(b)
Parent Expenses	Section 7.03(b)(i)
Paying Agent	Section 2.02(a)
Paying Agent Agreement	Section 2.02(a)
Payment Fund	Section 2.02(a)
PBGC	Section 3.09(c)
Permits	Section 3.12
Person	Section 8.09(o)
PHSA	Section 3.17(f)
Plans	Section 3.09(a)
Potential Acquirer	Section 5.02(c)
Preferred Stock	Section 3.02(a)
Preliminary Proxy Statement	Section 5.09
Proceeding	Section 8.09(p)
Program	Section 3.17(i)
Proxy Statement	Section 3.04
Real Property Leases	Section 3.15(b)
Recommendation Change	Section 5.02(e)
Registered Intellectual Property	Section 3.14(b)
Release	Section 3.13(d)(iv)
Remaining Jurisdictions	Section 8.09(h)

-iv-

Defined Terms	Defined in Section
Required Antitrust Clearances	Section 6.01(c)
Requisite Stockholder Approval	Section 3.03(a)
Rights Plan Amendment	Recitals
Sanctions Target	Section 3.26
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
Securities Act	Section 3.02(a)
Securityholder Litigation	Section 5.11
Share	Section 1.06
Special Meeting	Section 5.04(a)
Stock Plan	Section 2.04(a)
Subsidiary	Section 8.09(q)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 8.09(r)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.03(b)
Tax	Section 3.11(k)
Third Party Expenses	Section 8.09(s)
TPE Cap	Section 8.09(n)(iv)
WARN Act	Section 3.09(o)

-v-

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 16, 2010, by and among Medtronic, Inc., a Minnesota corporation (“Parent”), Medtronic Sofamor Danek, Inc., an Indiana corporation and a wholly-owned direct subsidiary of Parent (“MSD”), England Merger Corporation, a Delaware corporation and a wholly-owned direct subsidiary of MSD (“Merger Sub”), and Osteotech, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 8.09 or as indicated elsewhere in this Agreement.
RECITALS
     WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Stockholders;
     WHEREAS, the Company Board has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company Stockholders adopt the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation law (the “Corporation Law”)) contained in this Agreement;
     WHEREAS, the Board of Directors of Merger Sub has approved the execution of this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Merger Sub and its stockholder;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company and Registrar and Transfer Company are entering into an amendment, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Rights Plan Amendment”), to that certain Rights Agreement, dated as of January 22, 2010 (the “Company Rights Plan”), so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated hereby; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     Section 1.01. The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the Corporation Law, Merger Sub shall be merged with and into the Company (the “Merger”) on (i) the later of (A) the fifth Business Day following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to their satisfaction or, if permissible, waiver, at the Closing), or (B) if Merger Sub or Parent identifies an event or circumstance that constitutes or would be reasonably likely to result in a violation of any Anti-Bribery Law (as defined in Section 3.20), the tenth Business Day after Merger Sub or Parent identifies such likely violation, or (ii) on such other day as the parties may mutually agree. The Company shall be the surviving corporation in the Merger (the

“Surviving Corporation”) under the name “Medtronic Osteotech, Inc.” and shall continue its existence under the Laws of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.
     Section 1.02. Consummation of the Merger. On the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger, as required by the Corporation Law (the “Certificate of Merger”), which may specify the date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by Law to make the Merger effective. Prior to the filing referred to in this Section and in accordance with the timing described in Section 1.01 hereof, a closing (the “Closing”) will be held at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota (or such other place as the parties may mutually agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time”.
     Section 1.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.
     Section 1.04. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), except that Article I thereof shall read as follows: “The name of the Corporation is “Medtronic Osteotech, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), shall be the Bylaws of the Surviving Corporation.
     Section 1.05. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.
     Section 1.06. Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company, or (ii) Shares held in the treasury of the Company or by any direct or indirect wholly-owned Subsidiary of the Company), all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares, which shall have only those rights set forth in Section 2.01) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax) equal to the Merger Consideration without interest, upon the surrender of the certificate, if any, representing such Shares in accordance with Article II. At the Effective Time all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, as provided herein.
     Section 1.07. Conversion of Common Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) share of common stock of the Surviving Corporation.

     Section 1.08. Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger, or otherwise, such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.
     Section 1.09. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
ARTICLE II
DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS
     Section 2.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Shares under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration, without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in, and direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.
     Section 2.02. Payment for Shares.
     (a) Payment Fund. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”). Immediately prior to the Effective Time, MSD will, or Parent will cause MSD or the Surviving Corporation to, deposit, or cause to be deposited, with the Paying Agent sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. Until disbursed in accordance with the terms of this Agreement, the Payment Fund shall be invested by the Paying Agent as directed by Parent, MSD or the Surviving Corporation; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and following any losses that result in the amount of funds in the Payment Fund being insufficient to pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Company Stockholders to the extent of such insufficiency and (ii) such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement or that certain agreement between Parent, the Company and the Paying Agent regarding the Payment Fund (the “Paying Agent Agreement”).
     (b) Letters of Transmittal. As of or promptly following the Effective Time, and in any event within three (3) Business Days after the later of (ii) the Effective Time, or (ii) the date on which the Company’s transfer agent has provided the Paying Agent with appropriate records and information reasonably requested, the Surviving Corporation shall cause the Paying Agent to mail to each Person who, as of the Effective Time, was the record holder of Shares whose Shares were converted into the Merger Consideration pursuant to Section 1.06: (A) a letter of transmittal in reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Following surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax) equal to the product of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares surrendered is or are registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (or, in the case of Book-Entry Shares, that such documentation as may be reasonably requested by the Paying Agent is provided) and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Shares surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate and Book-Entry Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate or represented by such Book-Entry Share, without any interest thereon. The Paying Agent shall accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal practices.
     (c) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such customary and reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.
     (d) Duration of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company Stockholders for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any former Company Stockholders who have not complied with this Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amounts (whether in respect of such Shares or otherwise) delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     Section 2.03. Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made; provided, that trades effected prior the Effective Time shall be recorded in accordance with customary settlement procedures. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.
     Section 2.04. Existing Stock Options and Existing Restricted Stock Units.
     (a) Existing Stock Options. Each option to purchase Shares (“Existing Stock Options”) granted by the Company or any of its Subsidiaries pursuant to the terms of the Company’s Amended and Restated 2000 Stock Plan, the Company’s 2007 Stock Incentive Plan and the Company’s 1991 Independent Directors’ Stock Option Plan (collectively, the “Stock Plans”) or otherwise outstanding immediately prior to the Effective Time shall, at the Effective Time, whether vested or unvested, be accelerated and canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the Effective Time, equal to the product of (x) the total number of Shares subject to such Existing Stock Option as of the Effective Time, multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Shares subject to such Existing Stock Option, less applicable withholding Taxes, if any, required to be withheld with respect to such payment.
     (b) Existing Restricted Stock Units. Each unvested restricted stock unit (“Existing Restricted Stock Units”) granted by the Company or any of its Subsidiaries pursuant to the terms of any of the Stock Plans or that is otherwise outstanding immediately prior to the Effective Time shall, at the Effective Time, be accelerated and canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the Effective Time, equal to the product of (x) the total number of Shares represented by such Existing Restricted Stock Unit as of the Effective Time, multiplied by (y) the Merger Consideration, less applicable withholding Taxes, if any, required to be withheld with respect to such payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Subject, in the case of each representation and warranty in this Article III, to Section 8.01(b), and except, with respect to any Section of this Article III, (i) as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement as of the date hereof (the “Disclosure Letter”) that specifically corresponds to such Section of this Article III (or in any other section of the Disclosure Letter if the applicability of such disclosure to a different Section of this Article III is readily apparent without the inclusion of additional explanation or additional facts in such disclosure within such other section of the Disclosure Letter) and (ii) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case publicly available on the SEC’s system for Electronic Data Gathering and Retrieval (“EDGAR”), on or after December 31, 2009, and at least five (5) Business Days prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement and such disclosure is reasonably apparent on its face to relate to such Section of Article III below), the Company represents and warrants to Parent and Merger Sub that the following are true and correct:
     Section 3.01. Organization and Qualification. Section 3.01 of the Disclosure Letter lists each Subsidiary of the Company. The Company and each of its Subsidiaries is a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. The Company has heretofore made available to Parent true, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.
     Section 3.02. Capitalization.
     (a) Company Securities. The authorized capital stock of the Company consists of 70,000,000 Shares, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on August 13, 2010, 18,126,882 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and 115,670 Shares were held in the Company’s treasury. In addition, as of such date, there were (i) outstanding Existing Stock Options to purchase an aggregate of 1,292,412 Shares, (ii) outstanding Existing Restricted Stock Units representing an aggregate of 580,436 Shares, (iii) no Shares underlying any other outstanding awards under the Stock Plans, (iv) no other shares of restricted stock granted under the Stock Plans, and (v) no warrants, dividend equivalents, stock appreciation rights, performance awards, or other stock-based or equity-based awards outstanding. Since such date, the Company has not issued any Shares, has not granted any options, restricted stock, restricted stock units, dividend equivalents, other stock-based or equity-based awards, stock appreciation rights, warrants or rights or entered into any other agreements or commitments to issue any Shares, or granted any other awards in respect of any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of the date hereof, of each Existing Stock Option and Existing Restricted Stock Unit, the name of each holder thereof, the number of outstanding Existing Stock Options and Existing Restricted Stock Units held by such holder, the grant date of each such Existing Stock Option and Existing Restricted Stock Unit, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price, the number of Shares such holder is entitled to receive upon the vesting of each Existing Restricted Stock Unit, the vesting schedule of each such Existing Stock Option and each such Existing Restricted Stock Unit, as applicable, and the Stock Plan pursuant to which each such Existing Stock Option and each such Existing Restricted Stock Unit was granted. Except for the Existing Stock Options and the Existing Restricted Stock Units, there are on the date hereof no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, rights, notes or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act of 1933, as amended (the “Securities Act”) and “blue sky” laws. Any cancellation, re-grant or other re-pricing or amendment transaction, with respect to options or other rights to purchase Shares, was properly authorized and conducted in accordance with all applicable laws and regulations, including rules of the National Association of Securities Dealers (as applicable) and Financial Industry Regulatory Authority and applicable securities laws.
     (b) Subsidiary Securities. The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.
     (c) Grant Practices. The Company’s past and current stock option and restricted stock unit grant practices (i) complied with the terms of the Stock Plans, stock exchange rules and applicable Laws, (ii) have been fairly presented in accordance with GAAP in the Company’s financial statements set forth in the Company SEC Reports, and (iii) with respect to stock options, have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Law. The Company has no ongoing internal review of its past and current stock option practice and has disclosed to Parent the results of any such review completed since January 1, 2008.
     Section 3.03. Authority for this Agreement; Board Action.
     (a) Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger (the “Requisite Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub) constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
     (b) Board Action. The Company Board (at a meeting or meetings duly called and held) has unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the Company Stockholders, (ii) approved this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, (iii) resolved to recommend the adoption of the agreement of merger contained in this Agreement by the Company Stockholders, (iv) assuming the accuracy of Parent’s representations in Section 4.06, taken all necessary steps to render Section 203 of the Corporation Law inapplicable to Parent and Merger Sub and to the Merger and (v) adopted a resolution resolving to elect, that any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that purports to be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement, shall not be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement.
     Section 3.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, including the filing of a proxy statement (the “Proxy Statement”) relating to the Special Meeting, (ii) the filing and recordation of appropriate merger documents as required by the Corporation Law, (iii) the applicable requirements of the NASDAQ Global Market, or (iv) the applicable filings made in respect of Required Antitrust Clearances (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any permit, certificate, note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its

Subsidiaries (other than one created by Parent or Merger Sub) or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.
     Section 3.05. Reports; Financial Statements.
     (a) Company SEC Reports. The Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least four (4) Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since January 1, 2007 (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least four (4) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
     (b) Financial Statements. The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments). All of the Company’s Subsidiaries are consolidated for accounting purposes.
     (c) Internal Controls. The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009 and the description of such assessment set forth in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is accurate in all material respects. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 3.05(c) of the Disclosure Letter. As of the date hereof, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.
     (d) Complaints and Claims. Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of United States federal or state securities laws, material breach of fiduciary duty arising under United States federal or state law, or similar material violation of any United States federal or state law by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director of officer of the Company.
     (e) Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) reflected or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof, (ii) incurred in connection with the transactions contemplated hereby or (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2009.
     Section 3.06. Absence of Certain Changes. Since December 31, 2009, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that is reasonably likely to have a Material Adverse Effect with respect to the Company, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of Section 5.01 of this Agreement.
     Section 3.07. [Reserved].
     Section 3.08. Brokers; Certain Expenses. Except for Deutsche Bank Securities, Inc. (the “Company Financial Advisor”), a true, correct and complete copy of whose engagement letter has been furnished to Parent, and whose fees and expenses shall be paid by the Company, no broker, finder, investment banker or financial advisor is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees; provided, however, notwithstanding anything in this Agreement to the contrary, Parent understands and agrees that the Company shall be permitted to engage a second financial advisor if the Company Board determines in good faith in connection with an Acquisition Proposal that the Company Financial Advisor has a conflict of interest and, taking into account the advice of outside counsel to the Company, such engagement is necessary in connection with satisfaction of the Company Board’s fiduciary duties to the Company Stockholders.
     Section 3.09. Employee Benefit Matters/Employees.
     (a) Plans. Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute or any other liability (the “Plans”). Prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Plan: (i) the plan document or agreement (or if the Plan is not a written Plan, a description thereof); (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the most recent annual reports; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) any material written communication to or from any Governmental Entity made within the past three (3) years; (vii) all amendments or modifications to any such documents; and (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code.
     (b) Plan Payments, Qualification, Claims and Compliance. With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all liabilities of the Company or any of its Subsidiaries which have not been paid are properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, or is an adoption of a prototype that has received a favorable opinion letter from the Internal Revenue Service, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable Laws and regulations, including ERISA and the Code, in all material respects.
     (c) Liabilities. Neither the Company nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, has incurred any material unpaid liability pursuant to Title IV or Section 302 of ERISA or Section 412 of the Code and to the knowledge of Company no condition exists that could cause the Company or any ERISA Affiliate of the Company, or after the Effective Time, Parent or any of its Affiliates, to incur any such liability (other than liability for benefits or premiums payable to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course that are not yet due).
     (d) Employee Pension Benefit Plans. With respect to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as to which the Company or any of its Subsidiaries may incur any liability under Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such plan is a

“multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as defined in Section 413 of the Code); (ii) to the knowledge of the Company, no condition or event currently exists that would reasonably be expected to result, directly or indirectly, in any material liability of the Company or any of its Subsidiaries under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan; (iii) no such plan has incurred any “accumulated funding deficiency” (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived; and (iv) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any such plan pursuant to Section 401(a)(29) of the Code.
     (e) Plan Investigations. To the knowledge of the Company, no Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity.
     (f) Effect of Agreement. Except as set forth on Section 3.09(f) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable under any Plan, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G or Section 162(m) of the Code.
     (g) Welfare Plans. Except as disclosed in the financial statements contained in Company SEC Filings filed prior to the date hereof, with respect to each Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law (or other Law) or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.
     (h) Plans Funded Through Insurance. With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid.
     (i) Amendments. Neither the Company nor any of its Subsidiaries has disseminated to any current or former employee or any individual who is likely to become an employee any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any Plan of the Company, except for immaterial amendments to any Plan of the Company that will not result in an increase in the annual costs in respect of such plan incurred or to be incurred by the Company or any of its Subsidiaries.
     (j) Labor. Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five (5) years.

     (k) Terminations. As of the close of business on the third Business Day immediately preceding the date hereof, no current employee has given written notice to the Company or any of its Subsidiaries of his or her intent to terminate employment with the Company or such Subsidiary.
     (l) Workers’ Compensation Claims. With respect to each open workers’ compensation claim involving an employee of the Company or any of its Subsidiaries, the Company has provided to Parent, prior to the date hereof, the name, date of injury, payments made to date, current reserve by payment type (e.g., indemnity and medical expense), description of injury and location of employee.
     (m) Compliance with Wage Laws. The Company and each of its Subsidiaries is in material compliance with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages. There are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
     (n) Employment-Related Investigations. There are no pending or, to the knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity involving any applicant for employment, any current or former employee or any class of the foregoing, including, without limitation:
     (i) the Equal Employment Opportunity Commission or any other state or local agency with authority to investigate claims or charges of employment discrimination in the workplace;
     (ii) the United States Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages;
     (iii) the Occupational Safety and Health Administration or any other state or local agency with authority to investigate claims or charges in any way relating to the safety and health of employees; and
     (iv) the Office of Federal Contract Compliance or any corresponding state agency.
     (o) WARN Act. Since January 1, 2007, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.
     (p) Nonqualified Deferred Compensation Plans. Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the notices, regulations, and other guidance of general applicability issued thereunder (together, the “409A Authorities”). Except as set forth in Section 3.09(p) of the Disclosure Letter, no Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in

Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.
     Section 3.10. Litigation. Except as set forth in Section 3.10 of the Disclosure Letter, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation, audit, inquiry or action pending, or, to the knowledge of the Company, threatened, against or relating to the Company, any of its Subsidiaries or, to the knowledge of the Company, any product of the Company or its Subsidiaries. None of the threatened or pending claims, actions, suits, litigations, proceedings, or governmental or administrative investigations, audits, inquiries or actions set forth in Section 3.10 of the Disclosure Letter would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.
     Section 3.11. Tax Matters.
     (a) Timely Filing and Payment. The Company and each of its Subsidiaries have timely filed all returns and reports relating to Taxes (including income Taxes, withholding Taxes and estimated Taxes) required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date hereof. All such returns are true, correct and complete and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws. The Company and each of its Subsidiaries have timely paid (taking account of extensions to file that have been properly obtained) all Taxes attributable to the Company or any of its Subsidiaries that were required to be paid regardless of whether shown on such returns.
     (b) Financial Statements. The Company and each of its Subsidiaries have made adequate provisions in accordance with United States GAAP, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.
     (c) Claims and Agreements. Since January 1, 2007, none of the consolidated federal income Tax returns of the Company have been audited or settled, or is the subject of a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law). There is no written claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and, to the knowledge of the Company, no audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes is pending or threatened by any taxing authority. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.
     (d) Withholding from Employees. The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).
     (e) Other Withholding. The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).
     (f) Other Persons’ Taxes. There is no contract or agreement in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any Person that is not currently a member of the affiliated group of corporations (within the meaning of section 1504 of the Code) of which the Company is the common parent.
     (g) Tax Returns. No claim has been made in writing since January 1, 2007 by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that it is or may be subject to taxation by that jurisdiction.
     (h) No Understatement. To the knowledge of the Company, the Company and each of its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
     (i) Listed Transactions. Neither the Company nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury regulation Section 1.6011-4(b)(2).
     (j) Distributing Corporation; Controlled Corporation. The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code within the past two (2) years.
     (k) Definition of Tax. For purposes of this Agreement, “Tax” shall mean all taxes, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on Tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, or other like assessment of any kind whatsoever, including information reporting penalties, together with any interest, penalties, or additions to Tax that may become payable in respect thereof imposed by any country, any state county, provincial or local government or subdivision or agency thereof.
     Section 3.12. Compliance with Law; No Default; Permits. (a) Neither the Company nor any of its Subsidiaries is, or has been since January 1, 2007, in conflict with, in default with respect to or in violation of, (i) any statute, law, ordinance, rule, regulation, order, judgment, decree or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected; (b) the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities (“Permits”) required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity threatening to revoke any such Permit; and (d) the Company and each of its Subsidiaries are in material compliance with the terms of such Permits.

     Section 3.13. Environmental Matters.
     (a) Compliance. Each of the Company and its Subsidiaries is, and has been at all times since January 1, 2007, in compliance in all material respects with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any notice of or entered into or assumed (by contract or operation of Law or otherwise), any material outstanding or unresolved liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the knowledge of the Company, no facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring material Environmental Liabilities. To the knowledge of the Company, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under any Environmental Permit. There have been no material Releases of Hazardous Materials on properties currently owned or operated by the Company or any of its Subsidiaries, that have not been remediated or otherwise addressed in compliance with all applicable Environmental Laws, and that have not been issued closure without restriction by applicable environmental agencies. Neither the Company nor any Subsidiary has caused or contributed to a material Release of Hazardous Materials on any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, except where such Releases have been remediated or otherwise addressed in compliance with all applicable Environmental Laws, and where applicable environmental agencies have issued closures without restrictions on such property.
     (b) Environmental Permits. The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”), there is no action pending or, to the knowledge of the Company, investigation underway or action threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries.
     (c) Certain Substances. No real property currently owned by the Company or any Subsidiary or, to the Knowledge of the Company, currently operated or leased by the Company or any Subsidiary, contains any asbestos or asbestos-containing materials or polychlorinated biphenyls in violation of any applicable Environmental Law.
     (d) Definitions. For purposes of the Agreement:
     (i) “Environmental Laws” means all Laws relating in any way to the environment; preservation or reclamation of natural resources; the disposal, handling or recycling of all waste materials, including all infectious, medical, biohazardous wastes; the presence, management or Release of, or exposure to, Hazardous Materials; or to human health and safety, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.
     (ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
     (iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.
     (iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of into the environment.
     Section 3.14. Intellectual Property.
     (a) Definition. “Intellectual Property” shall mean any or all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including without limitation: (i) all United States, international and foreign patents and applications therefor, including any and all utility applications, design applications, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, whether or not related to such divisions, renewals, extensions, provisionals, contributions or continuations-in-part through one or more intervening applications; (ii) all inventions (whether patentable or not), invention disclosures, improvements and modifications, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation in any form or media relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all computer software, including all source code, object code, development tools, files, records and data, and all media on which any of the foregoing is recorded; (v) all databases and data collections and all rights therein throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; and (vii) all domain names, uniform resource locators, and other names and locators associated with the internet.
     (b) Registered Intellectual Property. Section 3.14(b) of the Disclosure Letter sets forth a true and complete list of all Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries that is issued, registered or subject to a patent application or an application for trademark, copyright or other registration in any jurisdiction throughout the world, or that is a material unregistered trademark or copyright, together with: the name of the applicant/registrant and current owners; the applicable jurisdiction; the application or registration number (“Registered Intellectual Property”). With respect to such Company Intellectual Property that is issued or registered, or subject to a patent application, or an application for trademark, copyright or other registration, the Company has a clear chain of title for such Intellectual Property. Except as otherwise indicated, the Company is the sole and exclusive owner of all Registered Intellectual Property, free and clear of any liens. To the knowledge of the Company, all Registered Intellectual Property and Licensed Intellectual Property is valid and enforceable. The Company and its Subsidiaries have no knowledge of any facts that could give rise to a claim that the Registered Intellectual Property or Licensed Intellectual Property is invalid or unenforceable, and the Company and its Subsidiaries have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any Registered Intellectual Property or Licensed Intellectual Property, or preclude its enforceability. The Company has received no notice from any third party challenging the validity, enforceability or ownership of any Registered Intellectual Property or Licensed Intellectual Property Intellectual Property, nor is the Company or its Subsidiaries a party of any proceeding relating to any such challenge.
     (c) Operation of Business. The Intellectual Property owned by Company and its Subsidiaries, together with the Licensed Intellectual Property, constitutes all Intellectual Property used in or necessary for the operation of their businesses as currently conducted or as currently contemplated to be conducted by the Company.
     (d) No Infringement by Company. To the knowledge of the Company, the operation of the business of Company and each of its Subsidiaries, including their products and services, does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received any notice of patent, trademark or copyright infringement from any third party as of the date hereof (including “invitations” to take a license), and, to the knowledge of Company, there is no other assertion or threat from any third party, nor any reasonable basis therefor, that the operation of the business of Company or any of its Subsidiaries, or any of their products or services, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has brought or has been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to a third party’s Intellectual Property.
     (e) No Infringement to Company. To the knowledge of the Company, as of the date hereof, no person is infringing or misappropriating any material Intellectual Property owned or exclusively licensed to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has brought or has been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to its Intellectual Property against any third party.
     (f) Judgments. The Company and its Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts or impairs the use of any of their Intellectual Property. The Intellectual Property owned or licensed by the Company and its Subsidiaries was not developed using any federal or university funding, resources or staff, no government entity or university has any rights to any of such Intellectual Property, and such Intellectual Property is not subject to any consortia agreement.
     (g) Protection. The Company and each of its Subsidiaries has taken commercially reasonable and appropriate steps to protect and maintain its Intellectual Property, including as it relates to trade secrets, and to the knowledge of the Company there currently are no unauthorized uses, and have been no unauthorized disclosures, of any such Intellectual Property. The Company and each of its Subsidiaries has secured, and has a practice to secure, valid written confidentiality agreements and assignments of Intellectual Property from all consultants, contractors and employees who contribute or have contributed to the creation, conception, reduction to practice or other development of any Intellectual Property developed on behalf of Company or its Subsidiaries.
     (h) Effect of Agreement. The consummation of this transaction will not entitle any third party to impose any restriction upon, obtain any rights to, or receive any compensation based on, the Intellectual Property of Parent, not alter or impair the Company or its Subsidiaries’ rights in or to any Intellectual Property owned or exclusively licensed to the Company or its Subsidiaries.
     Section 3.15. Real Property.
     (a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.
     (b) Real Property Leases. Section 3.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has previously made available to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company as of December 31, 2009 and included in the Company SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases. The Company and each of its Subsidiaries has sufficient title to or other interest in all other assets to conduct its business as currently conducted.
     Section 3.16. Material Contracts.
     (a) Contracts. Section 3.16(a) of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub (or outside counsel) true, correct and complete copies of, all contracts, agreements, commitments, arrangements, licenses (including with respect to Intellectual Property), leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:
     (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K or that if terminated or subject to a default by any party thereto would reasonably be expected to have a Material Adverse Effect;
     (ii) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purports to restrict the ability of the Surviving Corporation or Parent): (A) to compete in any business or with any

Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without notice or penalty or other liability of the Company or any of its Subsidiaries upon notice of 60 days or less or (C) to enforce its rights under any contract, agreement or applicable Law, including any covenant not to sue;
     (iii) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture;
     (iv) involves (A) the use or license by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party (other than off-the-shelf or commercially available software), including any Intellectual Property used in any Company product (“Licensed Intellectual Property”) or (B) the joint development of products or technology with a third party;
     (v) involves the license by the Company or any of its Subsidiaries of any of its Intellectual Property to any third party (other than as ancillary to a sale of products to customers, but including any Intellectual Property used in any Company product);
     (vi) contains a covenant not to sue with a third party;
     (vii) contains a cross-license of Intellectual Property with a third party;
     (viii) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract;
     (ix) other than solely among wholly owned Subsidiaries of the Company, relates to (A) indebtedness or (B) conditional sale arrangements, or the sale, securitization or servicing of loans or loan portfolios;
     (x) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person;
     (xi) by its terms calls for aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such contract of more than $100,000 in any one (1) year (including by means of royalty payments) other than contracts made in the ordinary course of business consistent with past practice;
     (xii) is with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations or (y) any “earn-out”, “milestone” or other contingent payment obligations;
     (xiii) involves the supply of material components, materials, services or products to the Company, including without limitation, any tissues or donors or services related thereto;
     (xiv) relates to the sale, distribution or marketing of any of the Company’s products or services;
     (xv) relates to the sale, distribution or marketing by the Company of any third party’s products;

     (xvi) is with a group purchasing organization (GPO), integrated delivery network (IDN) or other similar organization or network;
     (xvii) is with a Governmental Entity or Government Official;
     (xviii) is with a health care provider or health care professional; or
     (xix) is entered into between any director or executive officer of the Company (or any of their Affiliates or Associates), on the one hand, and the Company or a Subsidiary of the Company, on the other hand.
Each contract of the type described in clauses (i) through (xix) above is referred to herein as a “Material Contract”.
     (b) Valid and Binding; No Defaults. Each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. The Company and its Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the knowledge of the Company, by any other party thereto.
     (c) Terminated Contracts. The contracts listed in Section 3.16(c) of the Disclosure Letter have been terminated and are no longer of any force or effect. The Company and its Subsidiaries performed and complied in all material respects with all obligations required to be performed or complied with by them under each such contract. At the time of its termination, there was no default under any such contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party, and no event had occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the knowledge of the Company, by any other party thereto.
     Section 3.17. Regulatory Compliance.
     (a) Enforcement Actions. Neither the Company nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action or investigation by the Food and Drug Administration (the “FDA”) or any other Governmental Entity that has jurisdiction over the operations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.
     (b) Filings. All material reports, documents, claims, Permits and notices required to be filed with, maintained for or furnished to the FDA or any other Governmental Entity by the Company, its Subsidiaries, or any Person that manufactures, develops, packages, processes, labels, tests or distributes Medical Devices or HCT/P pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with the Company or any of its Subsidiaries (each, a “Company Partner”) have been so filed, maintained or furnished by the Company, its Subsidiaries and, to the knowledge of the Company, the Company Partners, as applicable. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing), such that no liability exists with respect to such filing, and remain complete and accurate.

     (c) Regulatory Notices. None of the Company, its Subsidiaries or, to the knowledge of the Company, any Company Partner, has, since January 1, 2007, received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws or Permits and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Devices or HCT/P.
     (d) Permits. No Permit issued to the Company, its Subsidiaries, or, to the knowledge of the Company, any Company Partner, by the FDA or any other Governmental Entity has, since January 1, 2007, been limited, suspended, modified or revoked and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.
     (e) Testing and Trials. All preclinical animal testing and clinical trials and studies being funded or conducted by, at the request of or on behalf of the Company, its Subsidiaries, or a Company Partner are listed on Section 3.17(e) of the Disclosure Letter and, to the knowledge of the Company, are being conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Law. The descriptions of the studies, tests and preclinical and clinical trials listed on Section 3.17(e) of the Disclosure Letter, including the related results and regulatory status are accurate and complete in all material respects. Each such study conducted by or on behalf of the Company with respect to the Company’s products has been conducted or is being conducted such that the resulting data was or will be acceptable for use in the Company’s past or anticipated regulatory filings, and there is nothing included in such data currently in existence that would cause any such regulatory submission to be disallowed or delayed or that would indicate that the relevant product will not perform as intended. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2007 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.
     (f) Development, Manufacturing, Testing, Distributing and Marketing. Each product or product candidate subject to the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDCA”), the Public Health Service Act ( including the rules and regulations of the FDA promulgated thereunder, the “PHSA”), the National Organ Transplant Act (including the rules and regulations promulgated thereunder, “NOTA”) or comparable Laws in any state, foreign or any other jurisdiction that has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device” (as defined in FDCA) or “HCT/P” (as defined in PHSA)) is being or has been developed, manufactured, tested, distributed and marketed in compliance with all applicable requirements under the FDCA, PHSA, NOTA and comparable Laws in any state, foreign or any other jurisdiction, including those relating to investigational use, premarket clearance or approval, Medical Device registration and listing, HCT/P facility registration, HCT/P listing, good manufacturing practices, good tissue practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports. In addition, the Company and its Subsidiaries and, to the knowledge of the Company, the Company Partners, are in material compliance with all other applicable FDA requirements and all other applicable Laws. The Company maintains complete documentation showing that components supplied to the Company are manufactured in accordance with the Company’s specifications therefor. The processes used to produce the Company’s products are completely and accurately described in documents maintained by the Company, and such documents have been made available to Parent. Such processes are adequate to ensure that commercial quantities of the Company’s products will conform to the specifications established therefor and will be (i) of merchantable quality, (ii) salable in the ordinary course of business at prevailing market prices, (iii) free from defects in design, material and workmanship, and (iv) suitable for their intended purposes and efficacy levels.
     (g) Recalls. The Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (2) a change in the marketing classification or a material change in the labeling of any such products, or (3) a termination or suspension of the marketing of such products.
     (h) Medical Device or HCT/P Actions. Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to (i) withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) enjoin manufacture or distribution of any Medical Device or restrict the promotion of any Medical Device in the manner currently conducted by the Company and its Subsidiaries, (iii) enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale, (iv) enjoin the storage or distribution of any HCT/P, (v) enjoin the sale or transfer of any human organ or any other activity, or otherwise fine or penalize, or attempt to fine or penalize, the Company or any of its Subsidiaries, pursuant to NOTA, or (vi) investigate the Company or its products or its practices related thereto.
     (i) Compliance and Proceedings. The Company and its Subsidiaries, and each of their respective officers, directors, distributors, agents and consultants, are, and at all times have been, in material compliance with federal or state criminal or civil Laws (including without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. § 1395nn), Federal False Claims (31 U.S.C. § 3729 et. seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq., and any comparable state or local laws) and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). There is no Proceeding (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the knowledge of the Company, pending or received, or (iii) in the case of any Proceeding, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Company or any of its Subsidiaries participates. In addition, and without limiting the foregoing, the Company and its Subsidiaries, are, and at all times have been, in compliance with any federal, state, local, foreign, criminal or civil Laws that (i) require companies to adopt or maintain a compliance program or marketing code of conduct that relates to payments made to healthcare professionals, (ii) limit the payments that may be provided to healthcare professionals, or (iii) require certain payments provided to healthcare professionals to be reported or disclosed, including without limitation, Mass.Gen.Law Chp. 111N and 105 CMR 970.00, 18 V.S.A. § 4601-4634 and Vt. Admin. Code 20-4-1400:9.19 and Vt. Admin. Code 12-7-7:7701, and Cal. Hsc. Code § 119400-119402.
     Section 3.18. Insurance. Section 3.18 of the Disclosure Letter sets forth a true, correct and complete list of all currently effective insurance policies issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. The reported matters listed on Section 3.10 of the Disclosure Letter have been accepted by the Company’s insurer for coverage and will be covered after the Effective Time, subject only to payment of the deductible and the limits of the corresponding policy as set forth on Section 3.18 of the Disclosure Letter.
     Section 3.19. Customers and Suppliers. Section 3.19 of the Disclosure Letter contains a true and complete list of the ten (10) largest suppliers of the Company for the twelve month period ended December 31, 2009. Since January 1, 2009, there has not been any material adverse change in the business relationship of the Company or its applicable Subsidiary with (i) any of the Company’s ten (10) largest customers, value-added resellers and distributors, for the twelve-month period ended December 31, 2009, or (ii) any of the Company’s ten (10) largest suppliers, in order of dollar volume, for the twelve-month period ended December 31, 2009, or (iii) any of the Company’s suppliers of goods or services that are not immediately available in commercial quantities and on similar terms from an alternative reliable and qualified source. Neither the Company nor any Subsidiary of the Company has received any written notice that (x) any such customer, value-added reseller, distributor or supplier has any intention to terminate or materially modify existing contracts with the Company or its applicable Subsidiary or (y) any such supplier (A) expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies or component parts required for the manufacture, assembly or production of any Company product, or (B) will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary of the Company at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and such Subsidiaries, subject only to general and customary price increases.
     Section 3.20. Questionable Payments.
     (a) No Anti-Bribery Law Violations. Neither the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents, employees, consultants, or distributors), directly or indirectly, (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic Government Officials or employees, (iii) has violated or is violating any provision of (x) the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, or (y) any other law, rule, regulation, or other legally binding measure of any jurisdiction of similar effect or that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (v) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company or any of its Subsidiaries to be in violation of any applicable Anti-Bribery Law.
     (b) Policies and Procedures The Company has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Bribery Laws to which it or any of its Subsidiaries is subject.

     (c) Proceedings. There is no Proceeding (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the knowledge of the Company, pending or received, or (iii) in the case of any Proceeding, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that could reasonably be expected to result in any liability on the part of the Company or any of its Subsidiaries under any Anti-Bribery Laws to which it or any of its Subsidiaries is subject. None of the Company nor any of its Subsidiaries (nor any of their respective directors, officers, executives, employees, agents, distributors, consultants or other representatives), is party to or otherwise subject to the terms of any Corporate Integrity Agreement, Non-prosecution Agreement, Deferred Prosecution Agreement or any other arrangement similar to any of the foregoing arising from or otherwise relating to any such Proceeding.
     Section 3.21. Related Party Transactions. No current director, officer, Affiliate or Associate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any contract, arrangement or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under United States federal securities laws.
     Section 3.22. Opinion. Prior to the execution of this Agreement, the Company Board has received an opinion from the Company Financial Advisor to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration is fair to the Company Stockholders from a financial point of view (the “Opinion”), and such Opinion has not been withdrawn or modified as of the date hereof.
     Section 3.23. Required Vote of Company Stockholders. The only vote of the Company Stockholders required to adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and approve the Merger is the Requisite Stockholder Approval. No other vote of the Company Stockholders is required by Law, the Certificate of Incorporation or Bylaws of the Company or otherwise to approve the Merger.
     Section 3.24. State Takeover Statutes Inapplicable. The Company Board has taken all action necessary so that (assuming Section 4.06 is correct) Section 203 of the Corporation Law is inapplicable to, and to the knowledge of the Company, no other Takeover Law is applicable to, the Merger and the other transactions contemplated hereby.
     Section 3.25. Company Rights Plan. The Company and Registrar and Transfer Company have entered into the Rights Plan Amendment so as to (i) render the Rights (as defined in the Company Rights Plan) inapplicable to this Agreement and the transactions contemplated hereby, (ii) render the Rights inapplicable to the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, and (iii) ensure that none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in or give rise to (A) the Rights becoming exercisable, (B) Parent or any of its Affiliates or Associates (each as defined in the Company Rights Plan) becoming an Acquiring Person (as defined in the Company Rights Plan), (C) the ability of any Person to exercise any rights under the Company Rights Plan, or (D) a Distribution Date (as defined in the Company Rights Plan). The Rights Plan Amendment is valid and binding, and is in full force and effect.
     Section 3.26. OFAC / Export Control Provision. Neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, is: (i) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); or (ii) a person, country, or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). Neither the Company nor any of its Subsidiaries is, directly or indirectly, owned or controlled by, or under common control with, or, to the knowledge of the Company, acting for the benefit of or on behalf of any Sanctions Target. Neither the Company nor any of its Subsidiaries is located in or incorporated in Iran, Sudan, Syria, Cuba, Burma, or North Korea. Neither the Company nor any of its Subsidiaries has exported products, goods or technology in the past five (5) years to or for entities in Sudan or North Korea. The Company and its Subsidiaries have materially complied, and are in material compliance, with all national and international laws, statutes, orders, rules, regulations and requirement promulgated by any governmental or other authorities with regard to the exportation of goods, technology or software. Specifically, neither the Company nor any of its Subsidiaries has, during the past five (5) years, exported or re-exported any goods or technology or software in any manner that violates any applicable national or international export control regulations or sanctions, including, but not limited to, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, and the OFAC Regulations.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Subject to Section 8.01(c), Parent, MSD and Merger Sub represent and warrant to the Company as follows:
     Section 4.01. Organization and Qualification. Each of Parent, MSD and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.
     Section 4.02. Authority for this Agreement. Each of Parent, MSD and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, MSD and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent, MSD and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent, MSD and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding agreement of each of Parent, MSD and Merger Sub, enforceable against each of Parent, MSD and Merger Sub in accordance with its terms.
     Section 4.03. [Reserved].
     Section 4.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent, MSD or Merger Sub nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent, MSD or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the Corporation Law, or (iii) the filings made in respect of Required Antitrust Clearances, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent, MSD or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries (including MSD and Merger Sub) or by which any of their respective assets are bound.
     Section 4.05. Litigation. As of the date hereof, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation or action pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.
     Section 4.06. Interested Stockholder. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the Corporation Law.
     Section 4.07. Sufficient Funds. Parent has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated pursuant to Sections 1.06 and 2.04.
     Section 4.08. Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent, MSD or Merger Sub.
ARTICLE V
COVENANTS AND AGREEMENTS
     Section 5.01. Conduct of Business of the Company. Except as expressly provided for by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will conduct, and will cause each of its Subsidiaries to conduct, its operations according to its ordinary and usual course of business consistent with past practice, including in particular, but without limitation, with respect to the fulfillment of orders and the provision of customer rebates and discounts, and in compliance in all material respects with applicable Laws. In addition, the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided for by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent, in the case of paragraph (d)(iii), (e), (o) or (v) (solely to the extent such paragraph (v) relates to paragraphs (d)(iii), (e), or (o)) shall not be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:
     (a) except as set forth in Section 5.01(a) of the Disclosure Letter, issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities (or, in each case the economic equivalent thereof), other than Shares issuable upon exercise of the Existing Stock Options or Existing Restricted

Stock Units, or pursuant to any other awards under the Stock Plans disclosed in Section 3.02(a) hereof and outstanding on the date hereof;
     (b) other than in connection with the retention of Shares by the Company representing the amount of taxes due upon the vesting of Existing Restricted Stock Units, acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;
     (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);
     (d) except as set forth in Section 5.01(d) of the Disclosure Letter, (i) make any acquisition or disposition or cause any acquisition or disposition to be made, by means of a merger, consolidation, recapitalization or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities of the Company any of its Subsidiaries or any third party, except for purchases or sales of raw materials, inventory, or equipment incident to the sale of inventory, made in the ordinary course of business and consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, (iii) enter into a Material Contract, modify or terminate any Material Contract or grant any release or relinquishment of any rights under any Material Contract, (iv) modify, terminate or grant any release or waiver under any noncompetition agreement with any of the Company’s employees, (v) purchase or otherwise cause to be issued any insurance policy in favor of the Company or any of its Subsidiaries (except for the insurance policies specified in Section 5.06 of this Agreement), or amend in any material respect or terminate any insurance policy set forth on Section 3.18 of the Disclosure Letter or grant any release or relinquishment of any material rights under any such insurance policy, or (vi) enter into a new agreement related to a clinical trial with regard to the Company’s products or amend or terminate any of the agreements or protocols related to the clinical trials listed on Section 3.17(e) of the Company Disclosure Letter;
     (e) except as set forth in Section 5.01(e) of the Disclosure Letter, incur, create, assume or otherwise become liable or responsible for any long-term debt or short-term debt, except for short-term debt incurred under debt instruments outstanding as of the date of this Agreement in the ordinary course of business consistent with past practice;
     (f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;
     (g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);
     (h) change in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP;
     (i) make or change any material Tax election, extend the statute of limitations (or file any extension request) with any Tax authority, amend any material federal, foreign, state or local Tax return, or settle or compromise any material federal, foreign, state or local income Tax liability;
     (j) adopt any amendments to its Certificate of Incorporation or Bylaws (or other similar governing documents) or adopt a shareholder rights plan, or otherwise amend or modify the Company Rights Plan or the Rights Plan Amendment;

     (k) except as set forth in Section 5.01(k) of the Disclosure Letter, grant any stock-related, performance or similar awards or bonuses;
     (l) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;
     (m) except as set forth in Section 5.01(m) of the Disclosure Letter, enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any existing or future officers, directors or employees (other than as required by applicable Law, or with respect to renewals only, pursuant to an automatic renewal provision contained in any such agreement), or grant any increases in the compensation or benefits to officers, directors or employees (other than normal increases to employees who are not directors or officers in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);
     (n) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company, other than contributions to Plans made by the Company in the ordinary course of business and consistent with past practice;
     (o) terminate any employee having an annual base salary of more than $150,000, except as a result of such employee’s (i) voluntary resignation, (ii) failure to perform the duties or responsibilities of his employment, (iii) engaging in serious misconduct, (iv) being convicted of or entering a plea of guilty to any crime or (v) engaging in any other conduct constituting “cause” (as defined in any applicable employment agreement or services agreement) for such employee’s termination as determined in the company’s reasonable discretion;
     (p) enter into any collective bargaining or similar labor agreement;
     (q) except as set forth in Section 5.01(q) of the Disclosure Letter or as otherwise required by Law, adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement;
     (r) incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement;
     (s) settle any suit, action, claim, proceeding or investigation;
     (t) convene any regular or special meeting (or any adjournment thereof) of the Company Stockholders other than (i) the Special Meeting and (ii) subject to Section 5.04(b) hereof, the Annual Meeting;
     (u) take or omit to take any action that would cause any issued patents or registered trademarks owned by the Company or its Subsidiaries to lapse, be abandoned or canceled, or fall into the public domain; or
     (v) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

     Section 5.02. No Solicitation.
     (a) No Facilitation of Acquisition Proposals. Subject to the terms of Section 5.02(b), during the period from the date of this Agreement to the earlier to occur of the termination of this Agreement pursuant to Article VII, and the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents and Affiliates not to, directly or indirectly, solicit, initiate, or knowingly encourage or participate in any way in any discussions or negotiations with respect to any Acquisition Proposal, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any action to assist or facilitate, any Person or group in respect of, any Acquisition Proposal.
     (b) Unsolicited Bona Fide Written Acquisition Proposal. Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement with terms at least as restrictive in all material respects on such Person or group as, that certain confidentiality agreement between Parent and the Company dated April 20, 2009 (the “Confidentiality Agreement”), the Company may, at any time prior to the receipt of the Requisite Stockholder Approval, furnish information (so long as all such information has previously been made available to Parent or Merger Sub or is made available to Parent or Merger Sub prior to or concurrently with the time such information is made available to such Person or group) to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide written Acquisition Proposal received after the date hereof and not resulting from a breach of this Section 5.02 only to the extent that (i) the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, (ii) the Company Board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law, and (iii) the Company has provided Parent prior written notice of its intent to take any such action at least two (2) Business Days prior to taking such action.
     (c) Notice and Information Regarding Acquisition Proposal. The Company will promptly (and in any event within one (1) Business Day) (i) notify Parent if any information referred to in Section 5.02(b) above is requested or any such negotiations or discussions are sought to be initiated, (ii) communicate to Parent and Merger Sub the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and the material terms of such request, inquiry or Acquisition Proposal, and (iii) provide copies of any written communications or other documents received from or sent to or on behalf of the Potential Acquiror that describe the financial or other material terms of such Acquisition Proposal. The Company will keep Parent and Merger Sub reasonably informed of the status of any such discussions or negotiations and shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub of any modifications to the financial or other material terms of any such request, inquiry or Acquisition Proposal.
     (d) Termination of Activities Related to Acquisition Proposal. The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent and Merger Sub conducted prior to the date hereof with respect to any Acquisition Proposal, and the Company shall notify any Person with whom it has had any discussions during the prior one hundred and eighty (180) days that the Company is no longer seeking the making of any Acquisition Proposal and thereby withdraws any request or consent theretofore given to the making of an Acquisition Proposal and shall request the return or destruction of any nonpublic information provided to any such Person in connection with any such activities, discussions or negotiations.
     (e) Conditions Related to Treatment of Acquisition Proposal; Recommendation Change. Neither the Company nor the Company Board shall (1) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement or the Merger or its recommendation that the Company Stockholders adopt this Agreement, in each case, as set forth in Section 3.03(b) or (2) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in clause (1) or (2) being referred to as a “Recommendation Change”), (3) unless the Company Board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law, (x) release any third party from any confidentiality or standstill agreement to which the Company is a party or (y) fail to enforce to the fullest extent possible or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement or (4) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement entered into in accordance with Section 5.02(b)) related to any Acquisition Proposal. Notwithstanding the foregoing, the Company Board may make a Recommendation Change, as follows (and only as follows):
     (i) if a material fact, event, change, development or set of circumstances that was neither known nor reasonably foreseeable by the Company Board as of or at any time prior to the date of this Agreement (other than, and not relating in any way to, (1) an Acquisition Proposal, it being understood and hereby agreed that the Company Board may only effect a Recommendation Change in response to or in connection with an Acquisition Proposal pursuant to and in accordance with Section 5.02(e)(ii), or (2) any action taken by the Company or any Subsidiary after the date of the Agreement (whether in breach of the Agreement or otherwise) with the intention of causing an Intervening Event to occur, or any event arising therefrom, relating thereto or any consequence thereof) (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing; provided that (A) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to take such action would, in light of the Intervening Event, constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law, (B) the Company shall have provided at least three (3) Business Days prior written notice (the “Notice Period”) to Parent of its intention to take such action and concurrently provided Parent with a written explanation of the basis and rationale of the Company Board for proposing to effect such Recommendation Change, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during the Notice Period to enable Parent to propose changes to the terms of this Agreement that would obviate the need for the Company Board to effect such Recommendation Change, (D) the Company Board shall have considered in good faith (after consultation with its financial advisors and outside legal counsel) any changes to this Agreement proposed in writing by Parent and determined that the failure to take such action would still constitute a breach of its fiduciary duties even if such changes were to be given effect, and (E) in the event of any material change to the facts and circumstances relating to such Intervening Event, the Company shall have delivered to Parent an additional notice and the Notice Period shall have recommenced; or
     (ii) if (A) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a violation of this Section 5.02, (B) the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide written Acquisition Proposal constitutes a Superior Proposal and that it intends to accept or recommend such Acquisition Proposal as a Superior Proposal, (C) the Company Board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law, (D) the Company provides Parent prior written notice of its intent to take any such action at least three (3) Business Days prior to taking such action, including all of the terms and conditions of such Acquisition Proposal, (a “Notice of Superior Proposal”), (E) during such three (3) Business Day period, the Company negotiates in good faith with Parent and Merger Sub (to the extent that Parent and Merger Sub wish to negotiate) to enable Parent and Merger Sub to make an offer that is at least as favorable to the Company Stockholders as such Acquisition Proposal, (F) Parent and Merger Sub do not, within such three (3) Business Day period, make an offer that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of the proposal, to be at least as favorable to the Company Stockholders as such Acquisition Proposal; provided, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent and Merger Sub an additional written Notice of Superior Proposal, and the three (3) Business Day period referenced above shall expire on the later of (x) three (3) Business Days after Parent’s and Merger Sub’s receipt of each such additional Notice of Superior Proposal or (y) the original expiration date of the three (3) Business Day period, and (G) the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub after receipt of such notice, determines that such Superior Proposal continues to constitute a Superior Proposal. Without limiting any other rights of Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal, modification or qualification by the Company Board of the approval or recommendation of this Agreement, the agreement of merger contained herein or the Merger or any termination of this Agreement under Section 7.01(g) shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws and the Company Rights Plan to be inapplicable to Parent, Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby, which approvals and actions are irrevocable, in each case to the extent permissible under applicable Law.
     (f) Tender Offer. Nothing contained in this Section 5.02 shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Company Board (after consultation with outside legal counsel) failure to do so would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law, or otherwise violate its obligations under applicable Law; provided, however, that no such action or disclosure may have any of the effects set forth in Section 5.02(e) unless the Company shall have first complied with its obligations in Section 5.02(e).
     Section 5.03. Access to Information.
     (a) Audits. From and after the date of this Agreement and continuing until the earlier to occur of, the termination of this Agreement pursuant to Article VII, and the Effective Time, subject to the requirements of applicable Law, the Company will (i) give Parent and Merger Sub and their authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours upon reasonable notice) to such employees, plants, offices, warehouses and other facilities at reasonable times and to such books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries as Parent may reasonably request and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request, including without limitation, with respect to the amount and nature of Third Party Expenses incurred, (iv) use its commercially reasonable efforts to obtain when available consistent with past practice all unblinded clinical trial data with respect to the clinical trials listed on Section 3.17(e) of the Disclosure Letter, as applicable, and the Company shall furnish all such data to Parent promptly upon receipt, and (v) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws. Notwithstanding the foregoing, the Company shall not be obligated to provide such access, inspections, data or other information to the extent that to do so (x) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, or (y) would violate a confidentiality obligation to any Person; provided, however, that that Company shall use its reasonable best efforts to obtain any required consents to provide such access, inspections, data or other information and take such other action (such as the redaction of identifying or confidential information, or by providing such access, inspections, data or other information solely to outside counsel, or executing other documents or taking other action reasonably requested by Parent to avoid the loss of attorney-client privilege) as is necessary to provide such access, inspections, data or other information to Parent and Merger Sub in compliance with applicable Law. From and after the date of this Agreement, the Company shall cooperate with Parent as reasonably requested by Parent to facilitate the integration of Company employees into Parent’s operations and organization after the Effective Time.
     (b) Application of Confidentiality Agreement. Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.
     (c) Opinion. As soon as practicable following the date hereof, an executed copy of the Opinion will be made available to Parent for informational purposes only.
     Section 5.04. Stockholder Approval.
     (a) Special Meeting. The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Special Meeting”) for the purpose of obtaining the Requisite Stockholder Approval, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Special Meeting if (i) there are insufficient Shares present or represented by a proxy at the Special Meeting to conduct business at the Special Meeting, (ii) the Company is required to postpone or adjourn the Special Meeting by applicable Law or Order, or (iii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that it is legally necessary to postpone or adjourn the Special Meeting, including in order to give the Company Stockholders sufficient time to evaluate any new information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with a Recommendation Change). In any of the foregoing cases, the applicable postponement or adjournment shall continue only for that period that is reasonably necessary in the circumstances and the Company shall use reasonable best efforts to cause the Special Meeting to be resumed or rescheduled, where applicable, as soon as reasonably practicable thereafter. Except as specifically permitted by Section 5.02(e), the Company Board shall continue to recommend that the Company Stockholders vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and the Company shall use its reasonable best efforts to obtain the Requisite Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 7.01 (including, for the avoidance of doubt, Section 7.01(g)), the Company shall seek the Requisite Stockholder Approval without regard to whether the Company Board has made a Recommendation Change.

     (b) Postponement of Annual Meeting. Within one (1) day following the date of this Agreement, the Company shall postpone the 2010 Annual Meeting of the Company Stockholders currently scheduled for August 23, 2010 (the “Annual Meeting”). The Company shall not convene the Annual Meeting until such time as the Special Meeting (and any postponement or adjournment thereof) has been completed, unless, despite the Company’s best efforts to contest and resist any litigation, action or proceeding to compel the Company to cause the Annual Meeting to occur, a court of competent jurisdiction so orders.
     Section 5.05. Reasonable Best Efforts.
     (a) HSR Act and Foreign Antitrust Laws. Subject to the terms and conditions of this Agreement, each of the Company, Parent, MSD and Merger Sub shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable on the terms and subject to the conditions hereof. Without limiting the foregoing, (i) each of the Company, Parent, MSD and Merger Sub shall use its reasonable best efforts: (A) to make promptly any required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”) which the Company or Parent determines should be made, in each case, with respect to this Agreement, the Merger and the other transactions contemplated hereby, (B) to furnish information required in connection with such submissions under the HSR Act or any Foreign Antitrust Law, (C) to keep the other parties reasonably informed with respect to the status of any such submissions under the HSR Act or any Foreign Antitrust Law, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval or waiver, (2) the expiration of any waiting period, (3) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law and (4) the nature and status of any objections raised or proposed or threatened to be raised under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law with respect to this Agreement, the Merger or the other transactions contemplated hereby and (D) to obtain all necessary actions or non-actions, waivers, consents, clearances and approvals from any Governmental Entity and (ii) Parent, MSD, Merger Sub and the Company shall cooperate with one another: (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state, foreign or local Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with this Agreement, the Merger or the consummation of the other transactions contemplated hereby and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.
     (b) Communications from Governmental Entities. Each of the Company, Parent, MSD and Merger Sub shall: (i) promptly notify the others of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Entity and (ii) not agree to participate in any meetings or discussions with any Governmental Entity in respect of any filings, investigation, or inquiry concerning the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, provided, that neither the Company nor Parent shall be required to take any of the actions described in clauses (i) and (ii) above, to the extent that any Governmental Entity has expressly requested or instructed the Company or Parent, as applicable, not to take any such action.

     (c) Governmental Objections. In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or if any investigation, litigation or other administrative or judicial action or proceeding is commenced or proposed or threatened to be commenced challenging any of the transactions contemplated hereby as violative of the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, then each of the Company, Parent, MSD and Merger Sub shall use its reasonable best efforts to resolve, and to cooperate and assist the other parties in resolving, any such objections, investigation, inquiry, litigation, action or proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its subsidiaries or the Surviving Corporation, will be required (and the Company shall not, without the prior written consent of Parent, agree, but shall, if so directed by Parent, agree, effective after the Effective Time) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Effective Time any businesses or assets of the Company, Parent or any of their respective affiliates.
     (d) Action. If any litigation or other administrative or judicial action is commenced challenging any of the transactions contemplated hereby and such litigation, action or proceeding seeks to prevent, materially impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement, each of the Company, Parent, MSD and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
     (e) No Acquisitions. Neither Parent nor the Company shall, nor shall they permit their respective Affiliates or Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets (except in each case pursuant to any agreement in effect on the date hereof), if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver under the HSR Act or any Foreign Antitrust Law with respect to the transactions contemplated by this Agreement.
     Section 5.06. Indemnification and Insurance.
     (a) Rights of Indemnified Persons. Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (each an “Indemnified Person”) as provided in the Company’s Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or under any agreement listed on Section 3.16 of the Disclosure Letter, as in effect as of the date hereof with respect to matters occurring prior to or at the Effective Time (including such matters that arise in whole or in part out of or pertain to this Agreement or the transaction contemplated hereby) and regardless of whether or not asserted or claimed prior to or at or after the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters.
     (b) D&O Insurance. Prior to the Effective Time, the Company shall obtain, in respect of acts or omissions occurring prior to or at the Effective Time (including such acts or omissions in connection with this Agreement and the transactions contemplated hereby), and pay all premiums and other costs with respect to policies of directors’ and officers’ liability insurance (which may take the form of an extended reporting period, endorsement or policy) covering the Company and other Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies, for a period of six (6) years after the Effective Time; provided that if the aggregate premiums for such policies exceeds $550,000, the Company shall first consult with Parent and shall obtain and pay for such policies only on terms reasonably acceptable to Parent. From and after the Effective Time, the Surviving Corporation will not take any action to cancel such policies. This covenant shall not be considered satisfied by the Company in all material respects if the Company fails to obtain the insurance described in the first sentence of this Section.
     (c) Claims. Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 5.06 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
     (d) Survival; Beneficiaries. This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives.
     (e) Successors and Assigns. If the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers of conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.06. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.06.
     Section 5.07. Employee Matters.
     (a) Compensation and Employee Benefits for Company Employees. From and for the twelve (12) month period following the Effective Time, except as provided herein Parent shall provide, or shall cause to be provided, to the employees of the Company and its Subsidiaries as of the date hereof (the “Company Employees”) employee benefits that are substantially comparable, in the aggregate, to those offered by Parent and its Subsidiaries generally pursuant to Parent’s and its Subsidiaries’ employee benefit plans as may be in effect from time to time, to the same extent as similarly situated employees of Parent. Notwithstanding the foregoing, with respect to each individual who is a Company Employee on the date of this Agreement: (i) for so long as that individual continues to be an employee of Parent or any of its subsidiaries (including but not limited to the Company and its Subsidiaries), Parent shall provide or cause to be provided paid vacation on a basis consistent with the vacation policy of the Company and its Subsidiaries that is in effect on the date of this Agreement; and (ii) if the individual’s employment is terminated within the first year after the Effective Time, the individual shall be entitled to severance pay under the terms and conditions of Parent’s severance pay plan or policy as in effect before the Effective Time but in an amount equal to two (2) weeks of base pay for each full year of service, subject to a minimum of four (4) weeks and a maximum of fifty-two (52) weeks of severance pay.
     (b) Treatment Under Parent Benefit Plans. With respect to each employee benefit plan of Parent (“Parent Benefit Plan”) in which the Company Employees participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Plan. If applicable and to the extent possible under Parent Benefit Plans (as reasonably amended to the extent necessary in accordance with applicable law), Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Parent Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Plans in which they are eligible to participate after the Effective Time.
     (c) Termination Rights. Prior to the Effective Time, the Company shall provide to Parent a true, complete and accurate list of all employees that have been terminated by the Company or any of its Subsidiaries since the date of this Agreement and through the Effective Time. Nothing in this Agreement shall be deemed to limit or otherwise affect the right of Parent or the Surviving Corporation (i) to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, or (ii) subject to its obligations under Section 5.07(a), to terminate any employee benefit plan without establishing a replacement plan to the extent the Company would have had such right prior to the Effective Time, in each case as Parent or the Surviving Corporation may determine in its discretion.
     (d) No Amendments to Plans. No provision in this Agreement shall modify or amend any Plan unless this Agreement explicitly states that the provision “amends” such Plan. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Plan. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.
     Section 5.08. Takeover Laws; Company Rights Plan. The Company shall take all reasonable steps to exclude the Merger and any other transaction contemplated by this Agreement from the application of Takeover Laws and the Company Rights Plan, and to otherwise assist Parent or Merger Sub in any challenge to the validity, or applicability to the Merger or any other transaction contemplated by this Agreement, of Takeover Laws or the Company Rights Plan.
     Section 5.09. Proxy Statement. The Company shall prepare and file with the SEC, with the assistance of and subject to prior consultation with Parent, as promptly as reasonably practicable after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be included in the Preliminary Proxy Statement. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to prior consultation with Parent, respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the definitive Proxy Statement to be mailed to the Company Stockholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.02) to obtain the Requisite Stockholder Approval. The Company shall ensure that neither the Preliminary Proxy Statement nor the definitive Proxy Statement contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent shall ensure that none of the information it supplies for inclusion in the Preliminary Proxy Statement or the definitive Proxy Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the definitive Proxy Statement, so that the definitive Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC, and to the extent required by applicable Law, disseminated to the Company Stockholders. The Company shall cause the definitive Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Except as Section 5.02 expressly permits, the definitive Proxy Statement shall include the recommendation of the Company Board that the Company Stockholders adopt the agreement of merger set forth in this Agreement.
     Section 5.10. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is reasonably likely (a) in the case of the Company, to cause any representation or warranty of the Company contained in Section 3.03 (Authority for this Agreement; Board Action), Section 3.04 (Consents and Approvals; No Violation), Section 3.05 (Reports; Financial Statements), Section 3.10 (Litigation), Section 3.17 (Regulatory Compliance), Section 3.19 (Customers and Suppliers), Section 3.20 (Questionable Payments), or Section 3.26 (OFAC / Export Control Provision) of this Agreement (disregarding any materiality or Material Adverse Effect qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.
     Section 5.11. Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated in this Agreement (“Securityholder Litigation”), and no settlement shall be agreed to without Parent’s prior consent.
     Section 5.12. Subsequent Filings. Until the Effective Time, the Company will use commercially reasonable efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act, each in form and substance that complies with applicable Laws, the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and will promptly make available to Parent copies of each such report filed with the SEC.
     Section 5.13. Pending Litigation. Prior to the Effective Time, the Company shall obtain and deliver to Parent a letter executed by an authorized representative of each of its insurance provider(s), as applicable, to the effect that those matters listed on Section 3.10 of the Disclosure Letter which have been submitted and accepted by such insurance provider(s) for coverage prior to the Effective Time will be covered after the Effective Time, subject only to payment of the deductible and the limits of the corresponding policy as set forth on Section 3.18 of the Disclosure Letter. This covenant shall not be considered satisfied by the Company in all material respects if the Company fails to obtain the letter(s) described in the first sentence of this Section.

     Section 5.14. Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or non-U.S. securities exchange or regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the announcing party.
     Section 5.15. Rule 16b-3. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     Section 5.16. Existing Stock Options and Existing Restricted Stock Units Payments. Any payment made pursuant hereto to the holder of any Existing Stock Option or Existing Restricted Stock Unit shall be reduced by any required income or employment Tax withholding. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of such Existing Stock Option or Existing Restricted Stock Unit for all purposes under this Agreement. The Company shall promptly provide information reasonably required to determine the proper amounts to be withheld. Parent shall cause the Surviving Corporation, or the Paying Agent, to make such payments in respect of the Existing Stock Options and Existing Restricted Stock Units as promptly as practicable following the Effective Time by wire transfers or checks payable to the holders of such Existing Stock Options and Existing Restricted Stock Units. Holders of Existing Stock Options who are not employees of the Company shall be required to submit appropriate documentation, such as Letters of Transmittal and/or properly completed Forms W-9, in order to receive payment. The Company shall take all requisite action so that the Stock Plans shall be terminated as of the Effective Time.
     Section 5.17. Certain Legal Compliance Matters.
     (a) Government Officials. In the event that any director, officer or employee of the Company or any Subsidiary is appointed or elected a Government Official prior to the Effective Time, the Company and Parent will agree to commercially reasonable measures in order to ensure that the appointment or election of such person as a Government Official does not create a material risk to the Company of a violation of Anti-Bribery Law.
     (b) Compliance Policies. Prior to the Effective Time, the Company will take commercially reasonable efforts to (i) approve (effective as of the Closing) the policies described in Section 5.17 of the Disclosure Letter which are intended to ensure compliance with Anti-Bribery Law, and include, but are not limited to (A) requiring compliance with Anti-Bribery Law and otherwise prohibiting bribes to Government Officials; (B) restricting gifts, entertainment, and promotional and marketing expenses for Government Officials; (C) requiring diligence on, anticorruption contract language in agreements with, and ongoing monitoring of consultants, agents and distributors that may have relations with Government Officials; (D) restricting political and charitable contributions; (E) restricting contracts for consulting, training and education, research, clinical studies or other activities; (F) mandating possible discipline for violations of the policy; (G) requiring periodic certification by senior executives and relevant sales, financial and accounting officials indicating awareness of and compliance with the policy; (H) requiring distribution of the policy to all employees; (I) requiring periodic training for relevant employees regarding the policy; (J) identifying a senior executive or executives responsible for implementation and monitoring of the policy; (K) requiring review of promotional literature; and (L) including procedures for reporting and investigating possible violations of the policy; (ii) implement the procedures described in Section 5.17 of the Disclosure Letter, (iii) undertake screening activities in cooperation with Parent to determine whether there are any “Ineligible Persons” employed by or otherwise engaged by or associated with the Company, as defined and described in that certain Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Parent’s Subsidiary, and (iv) mitigate the risk to the Company of any violations of Law that may be identified from and after the date of this Agreement and prior to the Effective Time, and to correct or remediate, to Parent’s reasonable satisfaction, any actions taken or being taken by the Company, its employees or agents from and after the date hereof that would reasonably be expected to result in a violation of Law.
     (c) No Payments. Nothing herein shall require the Company to make any payment in violation of any Anti-Bribery Law.
     Section 5.18. Data Protection. Prior to the Effective Time, the Company shall furnish Parent with competent evidence of the Company’s and its Subsidiaries’ compliance with European Data Protection Law, i.e. Directive EC95/46 as implemented in local Law (“Data Protection Laws”) applicable to the Company and its Subsidiaries, and will, and will cause its Subsidiaries to, promptly make all notifications or requests for authorization from the applicable local data protection authorities as is necessary to comply with Data Protection Laws. The Company shall promptly provide Parent with copies of any such notifications, requests for authorization or any further documents filed by the Company or its Subsidiaries. The Company agrees that all notifications and requests for authorization necessary to comply with Data Protection Laws shall be made before Effective Time and that it shall use its reasonable best efforts to cause such authorizations to be obtained from the applicable data protection authorities as soon as reasonably practicable. The Company shall keep Parent informed with respect to the status of any such request for authorization.
     Section 5.19. Further Actions. The Company will, at its cost and expense, use all reasonable best efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to promptly consummate the transactions contemplated hereby, and take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.
     (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

     (c) Required Antitrust Clearances. Any applicable waiting period (or extension thereof) relating to the Merger under the Foreign Antitrust Laws and the HSR Act (the “Required Antitrust Clearances”) shall have expired or been terminated and any approvals or clearances required thereunder shall have been obtained.
     Section 6.02. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in Section 8.01(b), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.
     (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
     (c) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.
     (d) Appraisal Rights. The aggregate number of Dissenting Shares shall not equal or exceed ten percent (10%) of the number of Shares outstanding as of the record date for the Special Meeting.
     (e) Third Party Expenses. Parent shall have received final statements reflecting all Third Party Expenses, including unpaid amounts, from the third parties who provided legal, accounting, investment banking, broker, financial advisory, consulting or other services to the Company in connection with this Agreement or the transactions contemplated hereby.
     (f) Indebtedness. Parent shall have received a pay-off letter from PNC Bank, National Association (and any other lender pursuant to debt arrangements entered into after the date hereof in accordance with Section 5.01) showing all payments required to retire the Company’s indebtedness and release all related liens as of the Effective Time and providing for termination of all agreements with the Company.
     Section 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in Section 8.01(c), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.
ARTICLE VII
TERMINATION; AMENDMENT; WAIVER
     Section 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding the receipt of the Requisite Stockholder Approval) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):
     (a) by mutual written consent of the Company and Parent;
     (b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and shall not be in violation of Section 5.05 or otherwise in material violation of this Agreement;
     (c) by either the Company or Parent, if the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate under this Section 7.01(c) shall not be available to any party whose failure to fulfill in any material respect any covenants and agreements of such party set forth in this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;
     (d) by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.02) or Parent, if the Requisite Stockholder Approval shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on the adoption of the agreement of merger contained in this Agreement was taken;
     (e) by either Parent or the Company, if there shall have been a breach of any of the covenants or agreements (including Section 5.02 and Section 5.04, under circumstances in which Section 7.01(f)(i) is not applicable) or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent, MSD or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.02 or Section 6.03, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured;
     (f) by Parent, if (i) the Company shall have knowingly and materially breached its obligations under Section 5.02 or Section 5.04, or (ii) the Company Board shall have taken any of the actions set forth in Section 5.02(e) (1) through (4) (or, in the case of clause (2) thereof, resolved to take any such action), whether or not permitted by the terms hereof;
     (g) by the Company at any time prior to receipt of the Requisite Stockholder Approval if, (i) the Company has determined that a bona fide, unsolicited, written Acquisition Proposal constitutes a Superior Proposal, (ii) the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub following receipt of a Notice of

Superior Proposal, continues to believe that such Acquisition Proposal constitutes a Superior Proposal and (iii) on the date of such termination, the Company enters into a definitive agreement for the transaction contemplated by such Superior Proposal; provided, that the termination described in this Section 7.01(g) shall not be effective unless and until the Company shall have paid to Parent the Fee described in Section 7.03(b)(iv); or
     (h) by Parent, if the Company, any Subsidiary of the Company or any of their respective representatives shall have engaged in discussions with any other Person in connection with an Acquisition Proposal submitted in compliance with the provisions of Section 5.02 that the Company Board has not determined constitutes a Superior Proposal in accordance with Section 5.02(e), and the Company, its Subsidiary and such representatives shall not have ceased all discussions with such Person prior to the later of (i) the end of the thirtieth (30th) Business Day following the first date of discussions with such Person in connection with such Acquisition Proposal and (ii) the end of the tenth (10th) Business Day following the first date of discussions with any other Person in connection with another Acquisition Proposal submitted by such other Person in compliance with the provisions of Section 5.02 prior to such thirtieth (30th) Business Day.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.04, specifying the provision or provisions hereof pursuant to which such termination is effected.
     Section 7.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 5.14, 7.02, 7.03 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or Company Stockholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any willful breach of this Agreement occurring prior to such termination.
     Section 7.03. Fees and Expenses.
     (a) Expenses Paid by Incurring Party. Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
     (b) Payment of the Fee. The Company shall pay to Parent the Fee if this Agreement is terminated as follows:
     (i) if either party shall terminate this Agreement pursuant to (x) Section 7.01(c) without the Special Meeting having been convened, (y) Section 7.01(d), or (z) Section 7.01(c) where the Special Meeting has been convened but the requisite affirmative vote of the holders of Shares has not been obtained at the Special Meeting, then the Company shall reimburse Parent for Parent’s reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement as directed by Parent in writing, which amount shall not exceed $3,000,000 (“Parent Expenses”) simultaneously with such termination by the Company, or on the first Business Day immediately following such termination by Parent; and if any Alternative Transaction is consummated, or an agreement in principle, letter of intent, acquisition agreement or other similar agreement with respect to any Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within nine (9) months after the date of such termination, then the Company shall pay an amount equal to the Fee less the Parent Expenses on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

     (ii) if this Agreement is terminated by Parent pursuant to Section 7.01(e) or Section 7.01(f)(i), as the result of a knowing and material breach by the Company of its covenants or agreements set forth in this Agreement, then the Company shall reimburse Parent for the Parent Expenses, as directed by Parent in writing, simultaneously with such termination by the Company, or on the first Business Day immediately following such termination by Parent; and if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within twelve (12) months after the date of such termination, then the Company shall pay an amount equal to the Fee less the Parent Expenses on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;
     (iii) if this Agreement is terminated by Parent pursuant to Section 7.01(f)(ii), then the Company shall pay the Fee on the first Business Day immediately following such termination;
     (iv) if this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Company shall pay the Fee prior to or simultaneously with the termination; or
     (v) if this Agreement is terminated by Parent pursuant to Section 7.01(h), and any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within twelve (12) months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier.
For purposes of this Section 7.03(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of “Acquisition Proposal” in Section 8.09(a) except that the references therein to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”.
     (c) Right to Interest. The Company acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 7.03 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount of the Fee set forth in this Section 7.03, the Company shall pay to Parent Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by Parent. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to this Section 7.03 whether or not the Requisite Stockholder Approval is obtained.
     Section 7.04. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after the receipt of the Requisite Stockholder Approval, but, after the receipt of such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company Stockholders hereunder without the approval of the Company Stockholders. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
     Section 7.05. Extension; Waiver; Remedies.
     (a) Extensions and Waivers. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     (b) Cumulative Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01. Representations and Warranties.
     (a) No Survival. The representations and warranties made in Articles III and IV shall not survive beyond the Effective Time.
     (b) Standards for Company Representations and Warranties. For purposes of determining whether any representation or warranty of the Company contained in Article III is untrue or incorrect for purposes of determining whether the conditions set forth in Section 6.02(a) have been satisfied, the following standards shall apply:
     (i) any representation or warranty contained in Article III (other than those referred to in clause (ii), (iii) or (iv) below) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article III (other than those referred to in clause (ii), (iii), or (iv) below) being untrue or incorrect, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company (disregarding for this purpose any materiality qualification contained in any such representation or warranty);
     (ii) any representation and warranty contained in Section 3.17 (Regulatory Compliance), Section 3.20 (Questionable Payments) or Section 3.26 (OFAC / Export Control Provision) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any respect which is material to the Company and its Subsidiaries taken as a whole, it being understood that the untruth or incorrectness in question need not involve a Material Adverse Effect to render such representation untrue or incorrect “in any respect which is material to the Company and its Subsidiaries taken as a whole”;
     (iii) any representation and warranty contained in the first sentence of Section 3.01 (Organization and Qualification), Section 3.03 (Authority for this Agreement; Board Action), Section 3.02(a) (Capitalization) (other than those referred to in clause (iv) below), Section 3.22 (Opinion), Section 3.24 (State Takeover Statutes Inapplicable), or Section 3.25 (Company Rights Plan), shall be deemed to be untrue and incorrect only if such representation and warranty in and of itself is untrue or incorrect in any material respect (disregarding for this purpose any materiality qualification contained in any such representation or warranty);
     (iv) The representations and warranties contained in the first four sentences of Section 3.02(a) (Capitalization) shall be deemed to be untrue and incorrect if the aggregate number of shares (including Shares in respect of Existing Stock Options and Existing Restricted Stock Units, warrants, dividend equivalents, stock appreciation rights, performance awards or other stock-based or equity-based awards) set forth therein is not at least equal to ninety-nine percent (99%) of the aggregate number that should correctly have been set forth therein; and
     (v) Any representation or warranty contained in Section 3.06(a) (Absence of Certain Changes) shall be deemed to be untrue and incorrect if such representation or warranty is untrue or incorrect in any respect.
     (c) Standards for Parent, MSD and Merger Sub Representations and Warranties. For purposes of determining whether any representation or warranty of Parent, MSD and Merger Sub contained in Article IV is untrue or incorrect for purposes of determining whether the conditions set forth in Section 6.03 have been satisfied, the following standard shall apply: any representation or warranty of Parent, MSD or Merger Sub contained in Article IV shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article IV being untrue or incorrect, has had or would be reasonably likely to have a material adverse effect on the ability of Parent, MSD or Merger Sub to timely consummate the Merger.
     Section 8.02. Entire Agreement; Assignment. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, or that certain Joint Interest and Confidentiality Agreement between Parent and the Company dated February 8, 2010, which shall both remain in full force and effect. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent, MSD or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent, MSD or Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     Section 8.03. Enforcement of the Agreement; Jurisdiction.
     (a) Specific Performance; Personal Jurisdiction; Waiver. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.04 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.
     (b) Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 8.03(b) HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.
     Section 8.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three (3) Business Days following notification, as follows:
if to Parent, MSD or Merger Sub:
Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432-5604
with separate copies thereof addressed to:
Attention: Vice President, Corporate Development
Facsimile: (763) 505-2545

and to:
Attention: Senior Vice President, General Counsel and Secretary
Facsimile: (763) 572-5459
and:
Medtronic Spinal & Biologics
2600 Sofamor Danek Drive
Memphis, TN 38132
Attention: Vice President and Chief Counsel
Facsimile: (901) 344-1576
and to:
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention: James H. Snelson, Esq.
Facsimile: (612) 492-7077
if to the Company:
Osteotech, Inc.
51 James Way
Eatontown, New Jersey 07724
Attention: Mark H. Burroughs
Facsimile: (732) 935-0626
With a copy to:
Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402
Attention: Timothy S. Hearn, Esq.
Facsimile: (612) 340-2868
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
     Section 8.05. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware except matters relating to the internal corporate affairs of Parent, which shall be governed by the laws of the State of Minnesota.
     Section 8.06. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 8.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).
     Section 8.08. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. A facsimile signature of this Agreement shall be valid and have the same force and effect as a manually signed original.
     Section 8.09. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     (a) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets (other than inventory purchased in the ordinary course of business) of, or at least fifteen percent (15%) of the capital stock, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of shares of capital stock or equity interests, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger.
     (b) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.
     (c) “Alternative Per Share Consideration” means a fraction, the numerator of which equals the Aggregate Consideration (defined below), and the denominator of which equals the sum of (i) the number of Shares outstanding as of immediately prior to the Effective Time, (ii) the number of Existing Restricted Stock Units outstanding as of immediately prior to the Effective Time, (iii) the number of Shares purchasable upon exercise of all Existing Stock Options (and any other outstanding stock rights) that have a per share exercise price less than the Alternative Per Share Consideration and that are outstanding as of immediately prior to the Effective Time. The Existing Stock Options (and any other outstanding stock rights) referred to in clause (iii) above are referred to herein as “in the money Existing Stock Options.” The Alternative Per Share Consideration shall be calculated and rounded to two (2) decimal places, with the second decimal place rounded up if the third decimal place is five (5) or more. “Aggregate Consideration” shall equal $123,249,643, (A) plus the aggregate exercise price of all in the money Existing Stock Options outstanding as of the Effective Time, (B) plus the aggregate exercise price actually received by the Company in cash of all in the money Existing Stock Options exercised between the date of this Agreement and the Effective Time, and (C) minus the amount by which the Third Party Expenses exceed the TPE Cap, but only if applicable after taking into account the proviso set forth in Section 8.09(n)(iv) below.
     (d) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.
     (e) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.
     (f) “Company Stockholders” means the holders of Shares, in their respective capacities as such.

     (g) “End Date” means August 16, 2011; provided, however, that (i) if Parent delivers an End Date Certificate to the Company not less than five (5) Business Days prior to August 16, 2011, then the End Date shall be extended until February 16, 2012 and (ii) if Parent delivers an additional End Date Certificate to the Company not later than five (5) Business Days prior to an End Date scheduled pursuant to clause (i), the End Date shall be extended until May 16, 2012.
     (h) “End Date Certificate” means, a certificate delivered by an executive officer of Parent, after consultation with the Company and its outside counsel, to the effect that (x) Parent has made all filings required in respect of the Required Antitrust Clearances, (y) that all Required Antitrust Clearances have been obtained, other than the Required Antitrust Clearances arising under the HSR Act or any Foreign Antitrust Laws as are specified in such certificate (the “Remaining Jurisdictions”), and (z) that based on the status of the review process in the Remaining Jurisdictions, Parent in good faith believes, taking into account the advice of its outside counsel, after consultation with the Company and its outside counsel, that there is a reasonable likelihood that all Required Antitrust Clearances in the Remaining Jurisdictions will be obtained not later than May 16, 2012.
     (i) “Fee” means $5,000,000.
     (j) “Governmental Entity” means any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body, including without limitation, the FDA, Agence Française de Sécurité Sanitaire des Produits de Santé (afssaps) and the European Medicines Agency (EMA).
     (k) “Government Official” means any (a) officer, employee or other individual acting in an official capacity for a Governmental Entity or agency or instrumentality thereof (including any state-owned or controlled enterprise or a public hospital), or any officer, employee or other individual acting in an official capacity for a public international organization or (b) political party or official thereof or any candidate for any political office.
     (l) “knowledge” of the Company with respect to any matter means the actual knowledge of any of the Company’s senior executive officers (listed on Section 8.09(l) of the Disclosure Letter) of a particular fact, or the knowledge that any of such officers would reasonably be expected to have obtained after reviewing this Agreement or to have otherwise acquired in the course of performing such individual’s duties.
     (m) “Material Adverse Effect” means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (a) is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (i) changes, after the date hereof, in general economic conditions or securities or financial markets in general, (ii) changes, after the date hereof, in Law or GAAP, (iii) general changes, after the date hereof, in the medical device industry, (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby, (vi) any change in the Company’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect), (vii) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect), (viii) any action taken with the express written consent of Parent, which consent states explicitly that such consent excludes such action from the definition of Material Adverse Effect hereunder; except in the case of clauses (i), (ii), (iii) or (iv) to the extent such occurrence, change, event, effect or circumstance has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared with other companies in the medical device industry or (b) would, or would be reasonably likely to, prevent or materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.
     (n) “Merger Consideration” means $6.50 per Share; provided, however, that if any of the following are untrue, the Merger Consideration shall, if Parent in its discretion so elects, instead be an amount equal to the Alternative Per Share Consideration:
     (i) the number of outstanding Shares as of immediately prior to the Effective Time does not exceed 18,126,882;
     (ii) as of immediately prior to the Effective Time, the Existing Stock Options (and any other outstanding stock rights) are exercisable to purchase only 1,292,412 Shares in the aggregate, and the number of Existing Restricted Stock Units does not exceed 580,436;
     (iii) each of the Existing Stock Options is exercisable at a price no lower than the exercise price set forth with respect to such Existing Stock Option in Section 3.02(a) of the Disclosure Letter; and
     (iv) the amount of Third Party Expenses, as set forth in the final statements delivered as required in Section 6.02, does not exceed $4,868,400 in the aggregate, which is an amount that is no more than twenty percent (20%) in excess of the Company’s transaction expense budget as set forth in Section 8.09(n)(iv) of the Disclosure Letter (the “TPE Cap”); provided, however, that if the amount of Third Party Expenses exceed the TPE Cap, and such excess would result in a reduction to the Merger Consideration equal to $0.01 per Share or less, then this subsection (iv) shall not apply, and the amount of Third Party Expenses shall not be taken into account for purposes of defining “Merger Consideration” as provided for in this Section 8.09(n);
provided further, however, that none of the foregoing shall be untrue solely as a result of proper exercise of Existing Stock Options or vesting of Existing Restricted Stock Units between the date hereof and the Effective Time.
     (o) “Person” means any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.
     (p) “Proceeding” means any civil, criminal, administrative, legislative or other action, suit, demand, claim, hearing, investigation, proceeding or notice.
     (q) “Subsidiary” means, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.
     (r) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal (except the references therein to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”), made in writing, in respect of which the Company Board has determined in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, would result in a transaction that is (x) more favorable, from a financial point of view, to the Company Stockholders than the Merger (after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub) and (y) reasonably likely to be consummated without unreasonable delay.
     (s) “Third Party Expenses” means expenses incurred, or to be incurred through the Effective Time, by the Company in connection with this Agreement or the transactions contemplated hereby, including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties, but excluding any amounts incurred by the Company as a direct result of (i) additional requests for information under the HSR Act or any Foreign Antitrust Laws, (ii) Securityholder Litigation, or (iii) the receipt of, and activities related to, the receipt of any Superior Proposals.
     Section 8.10. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     Section 8.11. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

MEDTRONIC, INC.
By:	/s/ Christopher J. O’Connell
	Name:	Christopher J. O’Connell
	Title:	Executive Vice President and Group President, Restorative Therapies Group

MEDTRONIC SOFAMOR DANEK, INC.
By:	/s/ Gary L. Ellis
	Name:	Gary L. Ellis
	Title:	Vice President and Chief Financial Officer

ENGLAND MERGER CORPORATION
By:	/s/ Christopher J. O’Connell
	Name:	Christopher J. O’Connell
	Title:	President

OSTEOTECH, INC.
By:	/s/ Sam Owusu-Akyaw
	Name:	Sam Owusu-Akyaw
	Title:	Chief Executive Officer

By:	/s/ Kenneth P. Fallon, III
	Name:	Kenneth P. Fallon, III
	Title:	Chairman of the Board